EXHIBIT 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2010 FIRST
QUARTER RESULTS
•	First Quarter Earnings per Diluted Share Increase 77% to $0.23 Compared to Prior Year Earnings per Diluted Share of $0.13

•	Same Store Sales Increase 2.4% from Comparable Period Last Year

•	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., May 6, 2010 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the first quarter ended April 4, 2010.
For the fiscal 2010 first quarter, net sales increased to $218.5 million from net sales of $210.3 million for the first quarter of fiscal 2009. Same store sales increased 2.4% versus the comparable period last year, representing the Company’s fourth consecutive quarterly increase in same store sales. As anticipated, first quarter sales were negatively affected by a shift in the timing of the Easter holiday, during which the Company’s stores are closed, into the first quarter from the second quarter last year.
Gross profit for the fiscal 2010 first quarter increased to $71.6 million from $67.1 million in the first quarter of the prior year. The Company’s gross profit margin improved to 32.7% in the fiscal 2010 first quarter versus 31.9% in the first quarter of the prior year. The increase in gross profit margin was driven primarily by an increase in merchandise margins of approximately 15 basis points and increased sales leverage on distribution and store occupancy costs.
Selling and administrative expense as a percentage of net sales decreased to 28.8% in the fiscal 2010 first quarter versus 29.4% in the first quarter of the prior year. The Company leveraged selling and administrative costs through higher sales. Overall selling and administrative expense increased $1.2 million during the quarter from the same period last year due mainly to the increase in store count.
Net income for the first quarter of fiscal 2010 improved to $5.0 million, or $0.23 per diluted share, from net income of $2.8 million, or $0.13 per diluted share, for the first quarter of fiscal 2009.
“We are pleased to have significantly improved both our top and bottom lines during the first quarter of fiscal 2010,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We achieved earnings per share at the high end of our guidance range for the quarter, driven by growth in customer traffic and average sale and expansion of merchandise and operating margins. Our same store sales growth of 2.4% represented our strongest quarterly same store growth since the fourth quarter of 2006, as favorable winter weather conditions in many of our markets led to sales increases across our three major merchandise categories of apparel, footwear and hardgoods. Additionally, our strong cash flow enabled us to continue to reduce debt levels, and we ended the quarter with $46 million in debt compared to $55 million at the end of 2009 and $77 million at the end of the first quarter of 2009.”
Mr. Miller continued, “We believe we are well positioned to grow same store sales again during the second quarter of fiscal 2010. While the economic environment in our markets remains challenging, we remain confident in our overall strategy and believe our focus on providing compelling values to our customers will continue to serve our business well.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on June 15, 2010 to stockholders of record as of June 1, 2010.
Guidance
For the fiscal 2010 second quarter, the Company expects same store sales in the positive low single-digit range and earnings per diluted share in the range of $0.24 to $0.30. For comparative purposes, the Company’s earnings per diluted share for the second quarter of fiscal 2009 were $0.22.
Store Openings
During the first quarter, the Company opened two new stores and relocated one store. The Company ended the fiscal 2010 first quarter with 386 stores, and anticipates opening between 10 and 15 new stores, net of relocations, during fiscal 2010.
Conference Call Information
The Company will host a conference call and audio webcast today, May 6, 2010, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2010 first quarter. To access the conference call, participants in North America should dial (888) 503-8162, and international participants should dial (719) 325-2171. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 20, 2010 by calling (888) 203-1112; passcode is 4409849.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 386 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability and Big 5’s ability to refinance its current financing agreement on favorable terms or at all, and higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended January 3, 2010. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	April 4,	January 3,
	2010	2010

ASSETS

Current assets:
Cash and cash equivalents	$5,313	$5,765
Accounts receivable, net of allowances of $136 and $223, respectively	7,742	13,398
Merchandise inventories, net	240,100	230,911
Prepaid expenses	9,153	9,683
Deferred income taxes	7,475	7,723

Total current assets	269,783	267,480

Property and equipment, net	80,171	81,817
Deferred income taxes	12,363	11,327
Other assets, net of accumulated amortization of $359 and $346, respectively	1,026	1,065
Goodwill	4,433	4,433

Total assets	$367,776	$366,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$98,307	$85,721
Accrued expenses	53,115	59,314
Current portion of capital lease obligations	1,900	1,904
Short-term revolving credit borrowings	45,504	—

Total current liabilities	198,826	146,939

Deferred rent, less current portion	23,913	23,832
Capital lease obligations, less current portion	2,005	2,278
Long-term revolving credit borrowings	—	54,955
Other long-term liabilities	6,612	6,257

Total liabilities	231,356	234,261

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,223,857 and 23,050,061 shares, respectively; outstanding 21,740,562 and 21,566,766 shares, respectively	232	230
Additional paid-in capital	95,863	95,259
Retained earnings	61,691	57,738
Less: Treasury stock, at cost; 1,483,295 shares	(21,366)	(21,366)

Total stockholders’ equity	136,420	131,861

Total liabilities and stockholders’ equity	$367,776	$366,122

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended
	April 4,	March 29,
	2010	2009

Net sales	$218,521	$210,291

Cost of sales	146,971	143,219

Gross profit	71,550	67,072

Selling and administrative expense	63,063	61,838

Operating income	8,487	5,234

Interest expense	404	713

Income before income taxes	8,083	4,521

Income taxes	3,050	1,761

Net income	$5,033	$2,760

Earnings per share:
Basic	$0.23	$0.13

Diluted	$0.23	$0.13

Dividends per share	$0.05	$0.05

Weighted-average shares of common stock outstanding:
Basic	21,484	21,414

Diluted	21,843	21,424